Exhibit 99.1

GROUP TERMINATION AGREEMENT

This Group Termination Agreement (“Group Termination Agreement”), dated as of September 2, 2014 (the “Effective Date”), is entered into by and among Milwaukee Private Wealth Management, Inc. a Wisconsin corporation, VI Capital Fund, LP, a Washington limited partnership, VI Capital Management, LLC, a Washington limited liability company, David W. Pointer, Jeffrey R. Geygan, Charles M. Gillman, Stanley B. Latacha, Dilip Singh, William L. Lechtner, John M. Climaco, Mark D. Stolper and Robert J. Sarlls (collectively, the “Group Members”).

WHEREAS, the Group Members entered into that certain Amended and Restated Solicitation Agreement dated as of May 14, 2014 (the “Agreement”), by which the Group Members formed a “group” as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the purposes of (i) seeking the election of the CAS Nominees (as such term is defined in the Agreement) to the board of directors (the “Board”) of ALCO Stores, Inc. (the “Company”) at the 2014 annual meeting of the stockholders of the Company, (ii) taking all other actions necessary to achieve the foregoing, and (iii) taking any other actions the Group Members determine to undertake in connection with the Group Members’ respective investment in the Company;

WHEREAS, the Group Members entered into a Joint Filing Agreement, dated May 14, 2014 (the “Joint Filing Agreement”) pursuant to which the Group Members agreed to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to securities of the Company;

WHEREAS, the Group Members wish to terminate their status as a “group” as of the Effective Date; and

WHEREAS, the Group Members wish to terminate the Agreement and the Joint Filing Agreement as of the Effective Date.

NOW, IT IS AGREED, in consideration of the foregoing and the mutual promises hereinafter provided and for other good and valuable consideration, and intending to be legally bound, the undersigned hereby agree as follows:

The Group Members hereby terminate their status as a “group” under Section 13(d)(3) of the Exchange Act with respect to the common stock of the Company held by the Group Members, effective as of the Effective Date.

The undersigned hereby terminate (a) the Agreement and (b) the Joint Filing Agreement, each such termination effective as of the Effective Date; provided, however, that such termination shall not relieve any party hereto from liability under the Agreement or the Joint Filing Agreement incurred prior to such termination.

This Group Termination Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

This Group Termination Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

[Remainder of Page Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Group Termination Agreement to be executed as of the Effective Date.

MILWAUKEE PRIVATE WEALTH MANAGEMENT, INC.

By:	/s/ Jeffrey Geygan
Name:	Jeffrey Geygan
Title:	President and Chief Executive Officer

VI CAPITAL FUND, LP
By	VI Capital Management, LLC, its general partner

By:	/s/ David W. Pointer
Name:	David W. Pointer
Title:	Managing Member

VI CAPITAL MANAGEMENT, LLC

By:	/s/ David W. Pointer
Name:	David W. Pointer
Title:	Managing Member

/s/ David W. Pointer
David W. Pointer

/s/ Charles M. Gillman
Charles M. Gillman

/s/ John M. Climaco
John M. Climaco

/s/ Dilip Singh
Dilip Singh

/s/ Jeffrey Geygan
Jeffrey Geygan

/s/ Stanley B. Latacha
Stanley B. Latacha

/s/ Robert J. Sarlls
Robert J. Sarlls

/s/ William L. Lechtner
William L. Lechtner

/s/ Mark D. Stolper
Mark D. Stolper

[Signature Page - Group Termination Agreement]